Exhibit 99.1

GMS Announces Successful Refinancing of First Lien Term Loan

Tucker, GA, Sept. 29, 2016 — GMS Inc. (NYSE:GMS), a leading North American distributor of gypsum wallboard and suspended ceiling systems, today announced that its indirect wholly-owned subsidiary, GYP Holdings III, Corp. (“GYP III” or the “Company”) has closed on the refinancing of its existing term loan. The new borrowings consist of a $481 million term loan facility due in 2021. Borrowings under the new term loan will bear interest at a floating rate based on LIBOR, with a 1.00% floor, plus 3.50%, compared to the previous term loan which had a floating rate based on LIBOR, with a 1.00% floor, plus 3.75%. Net proceeds plus cash on hand were used to repay its existing first lien term loan of $381 million and will be applied to repay approximately $99 million of loans under its asset based revolving credit facility.

Doug Goforth, Chief Financial Officer of GMS, stated, “We are pleased with the strong performance of our business which has allowed us to expand our capital base and reduce the interest expense on our first lien debt with this attractive source of financing. With the enhanced flexibility on our revolver we are now even better positioned to continue sourcing and integrating select acquisitions to further strengthen our leadership positions throughout the U.S.”

About GMS:

Founded in 1971, GMS operates a network of more than 195 distribution centers across the United States. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary interior construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

For more information about GMS, visit www.gms.com.

Forward - Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology.  We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which we distribute; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; and other factors described in the “Risk Factors” section in our filings with the SEC.  We undertake no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

Contact Information:

Investor Relations:

ir@gms.com

678-353-2883

Media Relations:

Phone: 770-723-3378

Email: marketing@gms.com